EXHIBIT 12.1




DIAMOND SHAMROCK, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

(dollars in millions)
                          Three Months
                          Ended Mar. 31       Year Ended December 31,
                          1995    1994    1994   1993   1992   1991  1990

Income from continuing
  operations, before
  income taxes             $ 9.1  $20.7  $125.8 $ 57.5 $ 44.0 $ 57.7 $118.3

Fixed Charges:
  Interest Expense          11.4   10.5    43.3   40.6   40.5   37.7   35.5
  Capitalized interest       1.1    0.9     2.3    6.1    6.1    2.5    2.9
  One-third of rental
  expense(1)                 2.5    2.3     9.7    7.3    7.6    8.2    6.9
  Dividend requirement on
   preferred stock(2)        1.5    1.6     6.0    3.4     -      -     3.7

Total Fixed Charges         16.5   15.3    61.3   57.4   54.2    48.4  49.0
  Less capitalized interest  1.1    0.9     2.3    6.1    6.1     2.5   2.9
  Less dividend requirement
    on preferred stock(2)    1.5    1.6     6.0    3.4     -       -    3.7

Adjustment to income        13.9   12.8    53.0   47.9   48.1    45.9  42.4

Income, as adjusted        $23.0  $33.5  $178.8 $105.4 $ 92.1 $103.6 $160.7

Ratio of Earnings to
  Fixed Charges and
  Preferred Stock Dividends  1.4    2.2     2.9    1.8    1.7     2.1   3.3


(1) The amount deemed by the Company to represent the interest portion of such expense.

(2) The preferred stock dividend requirement has been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.

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DIAMOND SHAMROCK, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollars in millions)


                              Three Months
                              Ended Mar. 31,      Year Ended December 31,
                              1995    1994    1994   1993   1992   1991  1990

Income from continuing
  operations, before
  income taxes              $  9.1   $ 20.7  $125.8 $ 57.5 $ 44.0 $ 57.7 $118.3

Fixed Charges:
  Interest Expense            11.4     10.5    43.3   40.6   40.5   37.7   35.5
  Capitalized interest         1.1      0.9     2.3    6.1    6.1    2.5    2.9
  One-third of rental
    expense(1)                 2.5      2.3     9.7    7.3    7.6    8.2    6.9

Total Fixed Charges           15.0     13.7    55.3   54.0   54.2   48.4   45.3
  Less capitalized interest    1.1      0.9     2.3    6.1    6.1    2.5    2.9

Adjustment to income          13.9     12.8    53.0   47.9   48.1   45.9   42.4

Income, as adjusted         $ 23.0   $ 33.5  $178.8 $105.4 $ 92.1 $103.6 $160.7

Ratio of Earnings to Fixed
  Charges                      1.5      2.4     3.2    2.0    1.7    2.1    3.5

(1) The amount deemed by the Company to represent the interest portion of such expense.



W2905.TW